Exhibit 99.6

CONTRIBUTION, CONVEYANCE, ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS CONTRIBUTION, CONVEYANCE, ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”), is made this 1st day of April, 2011, by and among RCH Energy Opportunity Fund II, L.P., a Delaware limited partnership (“Opp Fund”), RCH Energy Opportunity Fund II GP, L.P., a Delaware limited partnership (“Opp Fund GP”), RCH Energy SSI Fund, L.P., a Delaware limited partnership (“SSI Fund”), and RCH Energy SSI GP, L.P. (“SSI GP”).

WITNESSETH:

WHEREAS, Opp Fund has caused SSI Fund to be organized as a Delaware limited partnership and, in that regard, acquired 100% of the limited partner interests in SSI Fund in exchange for a cash capital contribution of $1,000;

WHEREAS, RR Advisors, LLC, a Delaware limited liability company, the general partner of Opp Fund GP, has caused to be organized SSI GP as a Delaware limited partnership to serve as the sole general partner (with, initially, no economic interest) of SSI Fund;

WHEREAS, the intended purpose of the SSI Fund is to hold all of Opp Fund’s non-marketable or illiquid securities designated as “Special Situation Investments” (the “SSI Assets”);

WHEREAS, the SSI Assets, and partnership interests in Opp Fund that correspond to these SSI Assets, are segregated from the other assets and ownership interests in Opp Fund;

WHEREAS, it is a further intended purpose that the ownership and control of the SSI Fund will be maintained exactly as the SSI Assets are owned and controlled prior to effecting the transactions contemplated hereby, except that SSI GP, which is owned by the same persons in exactly the same percentages as Opp Fund GP, will serve as the general partner for the SSI Fund rather than Opp Fund GP;

WHEREAS, in order to effectuate the foregoing intended purposes, Opp Fund desires to contribute all of the SSI Assets to SSI Fund (the “Contribution”); and

WHEREAS, in connection with the Contribution and as a condition to such Contribution, SSI Fund will accept the SSI Assets and agree to enter into any necessary agreements to be bound or joinders related thereto, as may be required by the terms and provisions of the governing documents for the entities whose securities make up the SSI Assets, and will assume and agree to perform and discharge any and all of the obligations accruing after the effective date of this Agreement with respect to the SSI Assets;

NOW, THEREFORE, the parties hereto do hereby agree as follows:

Article I

Contributions of Assets and Various Interests

1.1  Contribution of SSI Assets by Opp Fund to SSI Fund.  By its execution and delivery of this Agreement and as a capital contribution to SSI Fund, Opp Fund hereby grants, contributes, transfers, assigns and conveys to SSI Fund, its successors and assigns, for its and their own use forever, all right, title and interest in and to all of the SSI Assets, which are listed on Exhibit A hereto.  SSI Fund hereby accepts the SSI Assets as a capital contribution in exchange for the continuation of its 100% limited partnership interest.

TO HAVE AND HOLD the SSI Assets unto SSI Fund, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.

2.1  Transfer of Limited Partner Interest in SSI Fund to SSI GP.  By its execution and delivery of this Agreement, Opp Fund hereby grants, contributes, transfers, assigns and conveys to SSI GP a limited partner interest in SSI Fund, which limited partner interest (the “Conversion Interest”) will have economic rights with respect to the SSI Fund that are identical in all material respects with the economic rights that Opp Fund GP had in the SSI Assets through its general partner interest in Opp Fund prior to the Contribution, and immediately following this transfer of the Conversion Interest to SSI GP, the Conversion Interest, the parties acknowledge and agree that the Conversion Interest shall be automatically, without any further action by the parties, converted into a general partner interest in the SSI Fund.  The foregoing grant, contribution, transfer, assignment and conveyance and the subsequent conversion of the Conversion Interest is hereby accepted by SSI GP.

TO HAVE AND HOLD the Conversion Interest (including, as converted) in SSI Fund unto SSI GP, its successors and assigns, together with all and singular the rights and appurtenances thereto in anywise belonging, subject, however, to the terms and conditions stated in this Agreement, forever.

Article II

Assumption of Certain Liabilities

2.1.  Assumption of Certain Liabilities of Opp Fund by SSI Fund.  In connection with the contribution by Opp Fund of the SSI Assets to SSI Fund, as set forth in Article I, SSI Fund hereby assumes and agrees to duly and timely pay, perform and discharge all of the Assumed Liabilities, to the full extent that Opp Fund has been heretofore or would have been in the future, were it not for the execution and delivery of this Agreement, obligated to pay, perform and discharge such Assumed Liabilities; provided, however, that said assumption and agreement to duly and timely pay, perform and discharge the Assumed Liabilities shall not (i) increase the obligation of SSI Fund with respect to the Assumed Liabilities beyond that of Opp Fund, (ii) waive any valid defense that was available to SSI Fund with respect to such Assumed Liabilities or (iii) enlarge any rights or remedies of any third party under any of the Assumed Liabilities.

2.2.  As used in this Article II, the term “Assumed Liabilities” means all of Opp Fund’s liabilities arising from or relating to the SSI Assets, of every kind, character and description, whether known or unknown, accrued or contingent, and whether or not reflected on the books and records of Opp Fund.

Article III

Representations and Warranties

3.1.  Representations and Warranties. Each party hereto represents and warrants to each of the other parties hereto as follows:

(a)  Such party has the right, power and authority for, and has taken all necessary corporate and other action to authorize, the execution, delivery and performance of this Agreement;

(b)  This Agreement has been duly executed and delivered by the duly authorized officers of such party and constitutes the legal, valid and binding obligation of such party, enforceable in accordance with its terms; and

(c)  Any property or right being transferred and assigned by such party hereunder to another party is owned by such transferor/assignor, free and clear of all liens, claims and encumbrances, and upon such transfer the transferee/assignee will succeed to all right, title and ownership in such property or right, subject to the organizational documents of the entities in which the SSI Assets are invested.

3.2  Limitation on Representations and Warranties.  THE PARTIES ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE FOREGOING REPRESENTATIONS AND WARRANTIES, ALL PROPERTY AND RIGHTS TRANSFERRED AND ASSIGNED PURSUANT TO THIS AGREEMENT ARE BEING TRANSFERRED AND ASSIGNED ON AN AS-IS, WHERE-IS BASIS, AND NO OTHER REPRESENTATIONS OR WARRANTIES ARE MADE WITH RESPECT TO SUCH PROPERTY OR RIGHTS.

Article IV

Covenants

4.1           Notices.  Opp Fund II agrees to prepare and deliver any required notices related to the Contribution and to do all things necessary to notify the appropriate entity of the Contribution.

4.2           Joinders.  SSI Fund agrees to execute and deliver any necessary agreements to be bound or joinders related thereto, as may be required by the terms and provisions of the governing documents for the entities whose securities make up the SSI Assets, and will assume and agree to perform and discharge, any and all of the obligations accruing after the effective date of this Agreement with respect to the SSI Assets.

Article V

Miscellaneous

5.1.  Order of Transactions.  The transactions provided for in Article I of this Agreement shall be completed in the order in which they are set forth.

5.2.  Amendments to Organizational Documents.  The Third Amended and Restated Limited Partnership Agreement of Opp Fund will be amended and restated to reflect the Contribution, among other things.

5.3.  Effective Date of the Contribution.  The Contribution shall be deemed to be effective as of the date of this Agreement.

5.4.  Headings.  All section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof.

5.5.  Successors and Assigns.  The Agreement shall be binding upon and inure to the benefit of the parties signatory hereto and their respective successors and assigns.

5.6.  No Third Party Rights.  The provisions of this Agreement are intended to bind the parties signatory hereto as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

5.7.  Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.

5.8  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof.

5.9.  Severability.  If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and any necessary provision added so as to give effect to the intention of the parties as expressed in this Agreement at the time of execution of this Agreement.

5.10.  Deed; Bill of Sale; Assignment.  To the extent required by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the SSI Assets.

5.11.  Amendment or Modification.  This Agreement may be amended or modified from time to time only by the written agreement of all the parties hereto.

5.12.  Integration.  This Agreement supersedes all previous understandings or agreements between the parties, whether oral or written, with respect to its subject matter. This document is an integrated agreement which contains the entire understanding of the parties.  No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the parties hereto after the date of this Agreement.

5.13.  Further Assurances.  Each party hereto agrees to execute and deliver such additional instruments, documents and certifications including but not limited to any assignment, stock power (including combined with the delivery of the certificates to which the stock power relates), assumption, share or stock certificate (in the case of the issuance of capital stock), power of attorney, or other instrument of conveyance, transfer, delivery, assignment, receipt, assumption or acceptance or other instrument either party to the Contribution reasonably requests as a means of consummating or evidencing such Contribution and to take such other action as is necessary or appropriate to carry out the purpose and intent of this Agreement and the transactions contemplated herein.

[signatures follow]

IN WITNESS WHEREOF, the undersigned have executed the foregoing Agreement as of the day and year first above written.

RCH ENERGY OPPORTUNITY FUND II, L.P.

By:	RCH Energy Opportunity Fund II GP, L.P.,
its general partner

	By:	RR Advisors, LLC,
its general partner

	By:	/s/ Rob Raymond
Robert J. Raymond
Sole Member

RCH ENERGY OPPORTUNITY FUND II GP, L.P.,

By:	RR Advisors, LLC,
its general partner

	By:	/s/ Rob Raymond
Robert J. Raymond
Sole Member

RCH ENERGY SSI FUND, L.P.

By:	RCH Energy SSI GP, L.P.,
its general partner

	By:	RR Advisors, LLC,
its general partner

	By:	/s/ Rob Raymond
Robert J. Raymond
Sole Member

RCH ENERGY SSI GP, L.P.,

By:	RR Advisors, LLC,
its general partner

	By:	/s/ Rob Raymond
Robert J. Raymond
Sole Member

Signature page to the Contribution, Conveyance, Assignment and Assumption Agreement

EXHIBIT A

SSI ASSETS

•              1,150,000 Shares of Common Stock of CREDO Petroleum Corporation, including all registration rights in connection therewith under the Registration Rights Agreement, dated as of July 3, 2008, by and between CREDO Petroleum Corporation and RCH Energy Opportunity Fund II, L.P.

A-1